RIVERSOURCE LIFE INSURANCE COMPANY                          RIVERSOURCE [LOGO]
(70100 Ameriprise Financial Center)                              Insurance
(Minneapolis, MN 55474)


FLEXIBLE PREMIUM VARIABLE
LIFE INSURANCE POLICY

- POLICY CONTINUES UNTIL DEATH OR SURRENDER.
- FLEXIBLE PREMIUMS PAYABLE AS PROVIDED HEREIN.
- NO-LAPSE GUARANTEE AS DESCRIBED HEREIN.
- THIS POLICY IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

Insured:      (John Doe)               Policy Number:        (9090-1234,456)

                                       Initial Specified
Policy Date:  (January 15, 1998)       Amount:               $(100,000)

This is a life insurance policy. It is a legal contract between you, as the owner, and us, RiverSource Life Insurance Company, A Stock Company. PLEASE READ YOUR POLICY CAREFULLY.

In consideration of your application and payment of the initial premium, we issue this policy and we promise to pay the proceeds described in this policy to the beneficiary if we receive proof satisfactory to us that the insured died while this policy was in force.

The owner and beneficiary are as named in the application unless they are changed as provided in this policy.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE AS DESCRIBED HEREIN DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS.

THE POLICY VALUE OF THIS POLICY MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS. THERE IS NO GUAR-ANTEED MINIMUM POLICY VALUE.

NOTICE OF YOUR RIGHT TO EXAMINE THIS POLICY FOR 10 DAYS. If for any reason you are not satisfied with this policy, return it to us or our representative within 10 days after you receive it. We will then cancel this policy and refund all premiums which you have paid. This policy will then be considered void from its start.

Signed for and issued by RiverSource Life Insurance Company in Minneapolis, Minnesota, as of the policy date shown above.

PRESIDENT:

Timothy V. Bechtold

SECRETARY:

Thomas R. Moore

30061                                                                     6/98

                          GUIDE TO POLICY PROVISIONS

RATE TABLE                      TABLES OF GUARANTEED MAXIMUM MONTHLY
                                COST OF INSURANCE RATES/ PAGE 4, 5

DEFINITIONS                     IMPORTANT WORDS AND MEANINGS/PAGE 6

INSURANCE CONTRACT              ENTIRE CONTRACT; INCONTESTABILITY;
                                SUICIDE PROVISION; MISSTATEMENT OF
                                AGE OR SEX; TERMINATION/PAGE 7

OWNER AND BENEFICIARY           OWNER'S RIGHTS; SUCCESSOR OWNER; CHANGE
                                OF OWNERSHIP; BENEFICIARY DESIGNATION;
                                CHANGE OF BENEFICIARY; ASSIGNMENT/PAGE 9

PREMIUMS                        PAYMENT OF PREMIUMS; PREMIUM ALLOCATIONS;
                                GRACE PERIOD; NO-LAPSE GUARANTEE;
                                REINSTATEMENT/PAGE 10

DEATH BENEFITS                  DEATH BENEFIT OPTIONS 1 AND 2/PAGE 12

POLICY CHANGE                   HOW TO INCREASE OR DECREASE
                                THE SPECIFIED AMOUNT OR TO CHANGE THE
                                DEATH BENEFIT OPTIONS/PAGE 13

POLICY VALUES                   THE POLICY'S VALUE AND HOW IT IS
                                DETERMINED; MONTHLY DEDUCTION; COST
                                OF INSURANCE; BASIS OF POLICY
                                VALUES/PAGE 14

POLICY LOANS                    HOW TO REQUEST A LOAN; INTEREST RATE;
                                AMOUNT OF LOAN; LOAN REPAYMENT/PAGE 17

POLICY SURRENDER                CASH SURRENDER VALUE; FULL AND
                                PARTIAL POLICY SURRENDERS/PAGE 18

SUBACCOUNTS                     THE SUBACCOUNTS; NET INVESTMENT
                                FACTOR; DEDUCTIONS FROM THE SUBACCOUNTS;
                                TRANSFER OF VALUES/PAGE 19

PAYMENT OF POLICY PROCEEDS      HOW THE PROCEEDS ARE PAID; PAYMENT OPTIONS/

                                 POLICY DATA

     Insured                      Issue Age          Risk Classification
     -------                      ---------          -------------------

    (John Doe)                      (35)             (Male Standard Nontobacco)


Policy Number:     9090-(1234,567)            Policy Date:              (July 15, 2002)

Type of Policy:    Flexible Premium           Monthly Date:             (15)
                   Variable Life
                   (RiverSource VUL IV)       Initial Specified Amount: $(100,000)

Minimum Specified  Policy Year 1: $(100,000)  Initial Death
Amount Allowed:    years 2 - 5:   $ (75,000)  Benefit Option:           Option (1)
                   years 6 - 10:  $ (50,000)
                   years 11 - 15: $ (25,000)
                   thereafter:    $   1,000

================================================================================

                              PREMIUM INFORMATION

Initial Premium: $(763.56)            Scheduled Premium:     $(763.56 per year
                                                             payable annually)
Minimum Initial                       No-Lapse Guarantee to
Premium:         $(41.68) per month   age 70 premium:        $(63.63) per month

Minimum Initial                       No-Lapse Guarantee
Premium Period:  5 years              to age 100 premium:    $(111.49) per month

Coverage will expire when the policy values are insufficient to pay the charges assessed on a monthly anniversary. Because the policy values may be based on the investment results of the subaccounts, the payment of scheduled premiums or unscheduled premiums in any amount or frequency will not guarantee that the policy will remain in force unless the premiums needed to keep the No-Lapse Guarantee to age 70 or the No-Lapse Guarantee to age 100 in effect have been paid.

--------------------------------------------------------------------------------
                         INTEREST AND LOAN INFORMATION

Guaranteed Interest                   Current Loan
Rate:                  3% per year    Interest Rate:                 5% per year
                                      First 10 policy years:         3% per year
Guaranteed Interest                   All other policy years:
Rate Factor:           1.0032737
                                      Guaranteed Loan
                                      Interest Rate:                 5% per year
--------------------------------------------------------------------------------

                                   FEES AND DEDUCTIONS

Premium Expense Charge:                      Partial Surrender Fee:    $25 or 2% of amount
    All policy years:         5%  per year                             surrendered, whichever
Current Mortality and                                                  is less
Expense Risk Charge:
   Years 1 - 10:           (.90)% per year   Current Policy Fee:       $(7.50) per month
   11+:                    (.45)% per year
                                             Guaranteed Policy Fee:    $7.50 per month
Guaranteed Mortality and
Expense Risk Charge:
  All policy years:        .90% per year

--------------------------------------------------------------------------------

                          TABLE OF SURRENDER CHARGES

Policy Year                   Beginning of year             End of year
-----------                   -----------------             -----------

    1-5                           $ 901.00                   $ 901.00
     6                              901.00                     720.80
     7                              720.80                     540.60
     8                              540.60                     360.40
     9                              360.40                     180.20
    10                              180.20                       0.00

This table applies to the initial specified amount for the first 10 policy years. After year 5, surrender charges decrease monthly. Additional charges will apply to each increase in the specified amount for 10 years after the effective date of the increase.

                                    Page 3A

INVESTMENT OPTIONS                                                           INITIAL PREMIUM ALLOCATIONS
------------------                                                           ---------------------------

  RiverSource Life Fixed Account                                                                            20.0%

  RiverSource Life Variable Life Separate Account

SUBACCOUNTS INVESTING IN:
-------------------------

RVS VP Bal                           RiverSource VP Balanced Fund                                            0.0%
RVS VP Cash Mgmt                     RiverSource VP Cash Management Fund                                    10.0%
RVS VP Core Bond                     RiverSource VP Core Bond Fund                                           0.0%
RVS VP Div Bond                      RiverSource VP Diversified Bond Fund                                   10.0%
RVS VP Div Eq Inc                    RiverSource VP Diversified Equity Income Fund                          10.0%
RVS VP Emer Mkts                     RiverSource VP Emerging Markets Fund                                   10.0%
RVS VP Global Bond                   RiverSource VP Global Bond Fund                                         0.0%
RVS VP Global Inflation Prot Sec     RiverSource VP Global Inflation Protected Securities Fund               0.0%
RVS VP Gro                           RiverSource VP Growth Fund                                              0.0%
RVS VP Hi Yield Bond                 RiverSource VP High Yield Bond Fund                                    10.0%
RVS VP Inc Opp                       RiverSource VP Income Opportunities Fund                               10.0%
RVS VP Intl Opp                      RiverSource VP International Opportunity Fund                           0.0%
RVS VP Lg Cap Eq                     RiverSource VP Large Cap Equity Fund                                   10.0%
RVS VP Lg Cap Val                    RiverSource VP Large Cap Value Fund                                     0.0%
RVS VP Mid Cap Gro                   RiverSource VP Mid Cap Growth Fund                                      0.0%
RVS VP Mid Cap Val                   RiverSource VP Mid Cap Value Fund                                       0.0%
RVS VP S&P 500                       RiverSource VP S&P 500 Index Fund                                       0.0%
RVS VP Select Val                    RiverSource VP Select Value Fund                                        0.0%
RVS VP Short Duration                RiverSource VP Short Duration U.S. Government Fund                     10.0%
RVS VP Sm Cap Adv                    RiverSource VP Small Cap Advantage Fund                                 0.0%
RVS VP Sm Cap Val                    RiverSource VP Small Cap Value Fund                                     0.0%
AIM VI Cap Appr, Ser II              AIM V.I. Capital Appreciation Fund, Series II Shares                    0.0%
AIM VI Cap Dev, Ser II               AIM V.I. Capital Development Fund, Series II Shares                     0.0%
AIM VI Dyn, Ser I                    AIM V.I. Dynamics Fund, Series I Shares                                 0.0%
AIM VI Fin Serv, Ser I               AIM V.I. Financial Services Fun, Series I Shares                        0.0%
AIM VI Tech, Ser I                   AIM V.I. Technology Fund, Series I Shares                               0.0%
AB VPS Gro & Inc, Cl B               AllianceBernstein VPS Growth and Income Portfolio (Class B)             0.0%
AB VPS Intl Val, Cl B                AllianceBernstein VPS International Value Portfolio (Class B)           0.0%
AC VP Intl, Cl II                    American Century VP International, Class II                             0.0%
AC VP Val, Cl II                     American Century VP Value, Class II                                     0.0%
Calvert VS Social Bal                Calvert Variable Series Inc Social Balanced Portfolio                   0.0%
Col Hi Yield, VS Cl B                Columbia High Yield Fund, Variable Series, Class B                      0.0%
EG VA Fundamental Lg Cap, Cl 2       Evergreen VA Fundamental Large Cap Fund - Class 2                       0.0%
Fid VIP Gro & Inc, Serv Cl 2         Fidelity VIP Growth & Income Portfolio Service Class 2                  0.0%
Fid VIP Mid Cap, Serv Cl 2           Fidelity VIP Mid Cap Portfolio Service Class 2                          0.0%
Fid VIP Overseas, Serv Cl 2          Fidelity VIP Overseas Portfolio Service Class 2                         0.0%
FTVIPT Frank Real Est, Cl 2          FTVIPT Franklin Real Estate Fund - Class 2                              0.0%
FTVIPT Frank Sm Cap Val, Cl 2        FTVIPT Franklin Small Cap Value Securities Fund - Class 2               0.0%
FTVIPT Mutual Shares Sec, Cl 2       FTVIPT Mutual Shares Securities Fund - Class 2                          0.0%
GS VIT Structd U.S. Eq               Goldman Sachs VIT Structured U.S. Equity Fund                           0.0%
GS VIT Mid Cap Val                   Goldman Sachs VIT Mid Cap Value Fund                                    0.0%
Janus Aspen Global Tech, Serv        Janus Aspen Series Global Technology Portfolio: Service Shares          0.0%
Janus Aspen Intl Gro, Serv           Janus Aspen Series International Growth Portfolio: Service Shares       0.0%
Lazard Retire Intl Eq                Lazard Retirement International Equity Portfolio                        0.0%
MFS Inv Gro Stock, Serv Cl           MFS Investors Growth Stock Series - Service Class                       0.0%
MFS New Dis, Serv Cl                 MFS New Discovery Series - Service Class                                0.0%
MFS Utilities, Serv Cl               MFS Utilites Series - Service Class                                     0.0%
Oppen Global Sec VA, Serv            Oppenheimer Global Securities Fund/VA, Service Shares                   0.0%
Oppen Main St Sm Cap VA, Serv        Oppenheimer Main Street Small Cap Fund/VA, Service Shares               0.0%
Oppen Strategic Bond VA, Serv        Oppenheimer Strategic Bond Fund/VA, Service Shares                      0.0%
Pioneer Eq Inc VCT, Cl II            Pioneer Equity Income VCT Portfolio - Class II Shares                   0.0%
Pioneer Intl Val VCT, Cl II          Pioneer International Value VCT Portfolio - Class II Shares             0.0%
Put VT Health Sciences, Cl IB        Putnam VT Health Sciences Fund - Class IB Shares                        0.0%
Put VT Intl Eq, Cl IB                Putnam VT International Equity Fund - Class IB Shares                   0.0%
Put VT Vista, Cl IB                  Putnam VT Vista Fund - Class IB Shares                                  0.0%
Wanger Intl Sm Cap                   Wanger International Small Cap                                          0.0%
Wanger U.S. Sm Co                    Wanger U.S. Smaller Companies                                           0.0%
WF Adv VT Asset Alloc                Wells Fargo Advantage VT Asset Allocation Fund                          0.0%
WF Adv VT Intl Core                  Wells Fargo Advantage VT International Core Fund                        0.0%
WF Adv VT Opp                        Wells Fargo Advantage VT Opportunity Fund                               0.0%
WF Adv VT Sm Cap Gro                 Wells Fargo Advantage VT Small Cap Growth Fund                          0.0%

                                    Page 3B

                                                                           Monthly
                                Effective Date      Expiration Date   Cost of Insurance
                                --------------      ---------------   -----------------
Flexible Premium                 July 6, 2006       See policy form    See policy form
Variable Life

                                    Page 3C

                         POLICY DATA SUPPLEMENTAL PAGE

                              BASE INSURED RIDER

                Policy Number:                     (9090-12345678)

                Insured:                           (John Doe)

                Issue Age:                         (35)

                Face Amount:                       $(100,000)

                Minimum Face Amount:               $(25,000)

                Effective Date:                    (July 15, 2002)

                Expiration Date:                   See rider form

                Monthly Cost of Insurance:         See rider form

                Risk Classification:               (Standard Non-Smoker)

                                    Page 3D

                                             MALE RATE TABLE

                     GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000
                           FOR INSUREDS WITH A STANDARD RISK CLASSIFICATION

                                                            STANDARD                           STANDARD
ATTAINED                            ATTAINED    STANDARD    NON-         ATTAINED    STANDARD  NON-
  AGE       STANDARD                  AGE       SMOKER      SMOKER         AGE        SMOKER   SMOKER
  ---       --------                  ---       ------      ------         ---        ------   ------
    0       $0.2175                    35       $0.2250     $0.1425         70       $4.8525   $3.0875
    1        0.0850                    36        0.2425      0.1500         71        5.2850    3.4275
    2        0.0825                    37        0.2625      0.1600         72        5.7775    3.8250
    3        0.0800                    38        0.2875      0.1725         73        6.3250    4.2725
    4        0.0775                    39        0.3125      0.1825         74        6.9300    4.7700

    5        0.0725                    40        0.3450      0.1975         75        7.5800    5.3050
    6        0.0675                    41        0.3775      0.2125         76        8.2500    5.8725
    7        0.0650                    42        0.4150      0.2275         77        8.9250    6.4675
    8        0.0625                    43        0.4550      0.2450         78        9.6150    7.0975
    9        0.0600                    44        0.5000      0.2650         79       10.3425    7.7825

   10        0.0625                    45        0.5450      0.2875         80       11.1325    8.5450
   11        0.0675                    46        0.5950      0.3100         81       12.0075    9.4075
   12        0.0750                    47        0.6475      0.3350         82       12.9875   10.3900
   13        0.0875                    48        0.7050      0.3625         83       14.0600   11.4925
   14        0.1025                    49        0.7675      0.3925         84       15.1925   12.6975

   15        0.1175                    50        0.8350      0.4275         85       16.3450   13.9800
   16        0.1325                    51        0.9150      0.4675         86       17.4900   15.3250
   17        0.1425                    52        1.0025      0.5125         87       18.6825   16.7175
   18        0.1500                    53        1.0250      0.5650         88       19.9400   18.1500
   19        0.1550                    54        1.2125      0.6225         89       21.2100   19.6475

                       STANDARD        55        1.3300      0.6875         90       22.5100   21.2325
ATTAINED    STANDARD   NON-            56        1.4550      0.7575         91       23.8825   22.9475
  AGE        SMOKER    SMOKER          57        1.5850      0.8325         92       25.5000   24.8700
  ---        ------    ------          58        1.7250      0.9150         93       27.6200   27.2000
                                       59        1.8725      1.0075         94       30.5957   30.4275
   20       $0.1925    $0.1400
   21        0.1925     0.1375         60        2.0400      1.1125         95       34.5957   34.5957
   22        0.1900     0.1350         61        2.2275      1.2300         96       41.3950   41.3950
   23        0.1850     0.1325         62        2.4375      1.3650         97       53.1975   53.1975
   24        0.1800     0.1275         63        2.6750      1.5175         98       73.2725   73.2725
                                       64        2.9375      1.6850         99       83.3325   83.3325
   25        0.1750     0.1250
   26        0.1725     0.1225         65        3.2125      1.8725
   27        0.1700     0.1200         66        3.5050      2.0750
   28        0.1700     0.1200         67        3.8050      2.2900
   29        0.1725     0.1200         68        4.1225      2.5275
                                       69        4.4700      2.7900
   30        0.1775     0.1200
   31        0.1825     0.1225
   32        0.1900     0.1250
   33        0.2000     0.1300
   34        0.2125     0.1375

For insureds with a preferred risk classification, the above standard non-smoker guaranteed monthly cost of insurance rates will apply. For insureds with other than a preferred or standard risk classification, the guaranteed monthly cost of insurance rates are calculated by multiplying the above monthly rates by the Special Class Risk Factor shown under Policy Data.

30061                              Page 4

                                                FEMALE RATE TABLE

                          GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000
                                 FOR INSUREDS WITH A STANDARD RISK CLASSIFICATION

                                                                  STANDARD                               STANDARD
 ATTAINED                                 ATTAINED   STANDARD     NON-           ATTAINED    STANDARD    NON-
   AGE       STANDARD                       AGE      SMOKER       SMOKER           AGE       SMOKER      SMOKER
   ---       --------                       ---      ------       ------           ---       ------      ------

    0        $0.1550                         35      $0.1675      $0.1250           70       $2.4625     $1.8725
    1         0.0700                         36       0.1800       0.1325           71        2.7025      2.0775
    2         0.0650                         37       0.1975       0.1425           72        2.9975      2.3275
    3         0.0650                         38       0.2175       0.1550           73        3.3500      2.6275
    4         0.0625                         39       0.2375       0.1650           74        3.7525      2.9750

    5         0.0625                         40       0.2625       0.1800           75        4.1950      3.3625
    6         0.0600                         41       0.2900       0.1950           76        4.6675      3.7875
    7         0.0575                         42       0.3150       0.2100           77        5.1650      4.2425
    8         0.0575                         43       0.3425       0.2250           78        5.6925      4.7375
    9         0.0575                         44       0.3700       0.2400           79        6.2700      5.2900

   10         0.0550                         45       0.3975       0.2575           80        6.9225      5.9225
   11         0.0575                         46       0.4275       0.2750           81        7.6675      6.6550
   12         0.0600                         47       0.4575       0.2925           82        8.5225      7.5050
   13         0.0625                         48       0.4900       0.3125           83        9.5175      8.4775
   14         0.0675                         49       0.5250       0.3350           84       10.6125      9.5575

   15         0.0725                         50       0.5650       0.3600           85       11.7875     10.7425
   16         0.0750                         51       0.6050       0.3900           86       13.0400     12.0275
   17         0.0800                         52       0.6525       0.4200           87       14.3600     13.4100
   18         0.0825                         53       0.7050       0.4550           88       15.7550     14.9025
   19         0.0850                         54       0.7575       0.4925           89       17.2300     16.5150

                           STANDARD          55       0.8125       0.5300           90       18.8925     18.2725
 ATTAINED    STANDARD      NON-              56       0.8650       0.5700           91       20.7175     20.2225
   AGE        SMOKER       SMOKER            57       0.9175       0.6075           92       22.7875     22.4525
   ---        ------       ------            58       0.9675       0.6450           93       25.2800     25.1475
                                             59       1.0200       0.6875           94       28.7350     28.7350
    20       $0.0975      $0.0825
    21        0.0975       0.0850            60       1.0825       0.7375           95       33.5325     33.5325
    22        0.1000       0.0850            61       1.1625       0.8000           96       40.6975     40.6975
    23        0.1025       0.0875            62       1.2650       0.8775           97       52.8275     52.8275
    24        0.1050       0.0900            63       1.3875       0.9725           98       73.1550     73.1550
                                             64       1.5275       1.0800           99       83.3325     83.3325
    25        0.1075       0.0900
    26        0.1125       0.0925            65       1.6750       1.1950
    27        0.1150       0.0950            66       1.8225       1.3150
    28        0.1200       0.0975            67       1.9675       1.4375
    29        0.1250       0.1000            68       2.1150       1.5650
                                             69       2.2750       1.7075
    30        0.1300       0.1025
    31        0.1350       0.1075
    32        0.1425       0.1100
    33        0.1500       0.1150
    34        0.1575       0.1200

For insureds with a preferred risk classification, the above standard non-smoker guaranteed monthly cost of insurance rates will apply. For insureds with other than a preferred or standard risk classification, the guaranteed monthly cost of insurance rates are calculated by multiplying the above monthly rates by the Special Class Risk Factor shown under Policy Data.

30061                                Page 5

                                  DEFINITIONS

The following words are used often in this policy. When we use these words, this is what we mean:


ACCUMULATION UNIT
An accounting unit used to calculate the variable account value. It is a measure of the net investment results of each of the subaccounts.

AGE ANNIVERSARY
The policy anniversary on which the insured becomes a certain attained insurance age.

CASH SURRENDER VALUE
The policy proceeds if the policy is surrendered, or the amount payable if the insured's death occurs on or after the insured's age 100 anniversary. It is the policy value minus indebtedness, minus surrender charges as shown under Policy Data.

FIXED ACCOUNT
Our general account. It is made up of our assets other than those in the subaccounts and those in any other segregated asset account.

FIXED ACCOUNT VALUE
The portion of the policy value that is allocated to the fixed account, including indebtedness.

IN FORCE
The insured's life remains insured under the terms of this policy.

INDEBTEDNESS
All existing loans on this policy plus policy loan interest that has been accrued or added to the policy loan.

INSURANCE AGE
The insurance age of the insured on the policy date is the issue age shown under Policy Data. It is the age of the insured on the date of application. Attained insurance ages are determined from the policy date.

INSURED
The person whose life is insured by this policy.

MONTHLY DATE
The same day each month as the policy date. If there is no monthly date in a calendar month, the monthly date will be the first day of the next calendar month.

NET PREMIUM
The portion of a premium paid that is credited to the policy as described in the Policy Values section. It is the premium paid minus the premium expense charge shown under Policy Data.

POLICY ANNIVERSARY
The same day and month as the policy date each year that the policy remains in force.

POLICY DATE
The date from which policy anniversaries, policy years, and policy months are determined. Your policy date is shown under Policy Data.

POLICY VALUE
The sum of the fixed account value and the variable account value.

PROCEEDS
The amount payable by this policy as follows:

1. upon death of the insured prior to the insured's age 100 anniversary, proceeds will be the death benefit under the option in effect as of the date of the insured's death, minus any indebtedness;
2. upon death of the insured on or after the insured's age 100 anniversary, proceeds will be the cash surrender value;
3.    on surrender of the policy, proceeds will be the cash surrender value.

PRO-RATA BASIS
Allocation to the fixed account and each of the subaccounts. It is proportionate to the value (minus any indebtedness in the fixed account) that each bears to the policy value, minus indebtedness.

SPECIFIED AMOUNT
An amount used to determine the death benefit and the proceeds payable upon death prior to the insured's age 100 anniversary. The initial specified amount is shown under Policy Data.

SUBACCOUNTS
The subaccounts named under Policy Data. Each is an investment division of the variable account and invests in a particular portfolio.

TERMINATE
This policy is no longer in force. All insurance coverage under this policy has stopped.

VALUATION DATE
Each day on which the New York Stock Exchange is open for trading, or any other day on which there is a sufficient degree of trading in the investments of the subaccounts such that the current value might be materially affected.

VALUATION PERIOD
The interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

VARIABLE ACCOUNT VALUE
The sum of the values of the subaccounts under this policy.

WE, OUR, US
RiverSource Life Insurance Company.

WRITTEN REQUEST
A request in writing signed by you.

YOU, YOUR
The owner of this policy. The owner may be someone other than the insured. The owner is shown in the application unless the owner has been changed as provided in this policy.

30061                              Page 6

                            THE INSURANCE CONTRACT

WHAT IS THE ENTIRE CONTRACT OF INSURANCE?

      This policy and the copy of the application attached to it are the entire contract between you and us.

      No one except one of our corporate officers (President, Vice President, Secretary, or Assistant Secretary) can change or waive any of our rights or requirements under this policy. That person must do so in writing. None of our representatives or other persons have the authority to change or waive any of our rights or requirements under this policy.

      In issuing this policy, we have relied upon the application. The statements contained in the application are considered, in the absence of fraud, representations and not warranties. No statement made in connection with the application will be used by us to void the policy or to deny a claim unless that statement is part of the application.

WHEN WILL THE POLICY BECOME INCONTESTABLE?

      After this policy has been in force during the insured's lifetime for two years from the policy date, we cannot contest the policy except for nonpayment of premiums.

      While this policy is contestable, we, on the basis of a misstatement or misrepresentation made in the application, may rescind or reform this policy and we may deny a claim.

      Any additional specified amount, other than that resulting solely from a change in death benefit option, issued after the policy date will be incontestable only after such amount has been in force during the insured's lifetime for two years from the effective date of such amount.

IS THERE A SUICIDE EXCLUSION?

      Suicide by the insured, whether sane or insane, within two years from the policy date is not covered by this policy. In this event, the only amount payable by us to the beneficiary will be the premium that you have paid, minus any indebtedness and partial surrenders.

      If the insured commits suicide while sane or insane within the two years after the effective date of:

      1. any additional specified amount other than that resulting solely from a change in death benefit option; or

      2.    any rider attached to this policy;

      the amount payable by us will be limited to the monthly deductions for such additional amount or rider.

CAN YOU EXCHANGE THIS POLICY?

      Yes. Once during the first two policy years, you have the right to exchange this policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment return of the subaccounts. This is done by transferring, without charge, the entire policy value to the fixed account.

DO YOU HAVE VOTING RIGHTS?

      All policy owners with variable account values will have voting rights. So long as federal law requires, you may have the right to vote at the meetings of the Variable Policy Owners. If you have voting rights, we will send you a notice of the time and place of any such meetings. The notice will also explain matters to be voted upon and how many votes you will have.

30061                              Page 7

DO STATE LAWS APPLY?

      Yes. This policy is governed by the law of the state in which it is delivered. The values and benefits of this policy are at least equal to those required by such state.

WHAT IF THE INSURED'S AGE OR SEX HAS BEEN MISSTATED?

      If the insured's age or sex has been misstated, the proceeds payable upon death will be:

      1.   the policy value on the date of death; plus

      2. the amount of insurance that the cost of insurance on the insured, which was deducted from the policy value for the policy month during which such death occurred, would have purchased had the cost of the insurance been calculated using the cost of insurance rates for the correct age and sex; minus

      3.   any indebtedness on the date of death.

WHEN DOES THIS POLICY TERMINATE?

      This policy will terminate on the earliest of the following:

      1.    the date you request that coverage ends; or

      2.    the date you surrender the policy in full; or

      3.    the end of the grace period; or

      4.    the date of death of the insured.

DOES THIS POLICY QUALIFY FOR FAVORABLE TAX TREATMENT?

      This policy is intended to qualify for treatment as a life insurance policy under Sections 72, 101, and 7702 of the Internal Revenue Code as they now exist or may later be amended.

      We reserve the right to endorse this policy to comply with:

      1.    future changes in the Internal Revenue Code;

      2.    any regulations or rulings issued under the Code; and

      3.    any other requirements imposed by the Internal Revenue Service;

with respect to remaining qualified for treatment as a life insurance policy under these Code sections.

We will provide the owner with a copy of any such endorsement.

30061                             Page 8

                             OWNER AND BENEFICIARY

WHAT ARE YOUR RIGHTS AS OWNER OF THIS POLICY?

      As long as the insured is living and unless otherwise provided in this policy, you may exercise all rights and privileges provided in this policy or allowed by us.

HOW CAN YOU CHANGE OWNERSHIP OF THIS POLICY?

      You can change the ownership of this policy by written request on a form approved by us. The change must be made while the insured is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

TO WHOM ARE THE PROCEEDS PAID ON THE INSURED'S DEATH?

      We will pay the proceeds to the beneficiary or beneficiaries whom you have named in the application unless you have since changed the beneficiary as provided below. If the beneficiary has been changed, we will pay the proceeds in accordance with your last change of beneficiary request.

IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE THE INSURED, TO WHOM ARE THE PROCEEDS PAYABLE?

      Only those beneficiaries who survive the insured's death may share in the proceeds. If no beneficiary survives the insured, we will pay the proceeds to you, if living; otherwise, to your estate.

HOW DO YOU CHANGE THE BENEFICIARY?

      By making a satisfactory written request to us, you may change the beneficiary anytime while the insured is living. Once we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

CAN YOU ASSIGN THIS POLICY AS COLLATERAL?

      Yes. While the insured is living, you can assign this policy or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this policy. We will pay any policy proceeds payable to the assignee in a single sum.

      You must give us a copy of any assignment. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our home office. We are not responsible for the validity of any assignment.

30061                              Page 9

                                   PREMIUMS

WHAT ARE THE PREMIUM PAYMENTS FOR THIS POLICY?

      Three types of premium payments apply to this policy. We call these:

      1.    the initial premium;

      2.    scheduled premiums; and

      3.    unscheduled premiums.

WHAT IS THE INITIAL PREMIUM?

      The initial premium is the premium due on the policy date of this policy.

WHAT IS THE SCHEDULED PREMIUM? CAN IT BE CHANGED?

      The scheduled premium is the premium shown under Policy Data. It is payable at the stated interval that you selected in the application. However, no scheduled premium may be paid on or after the insured's age 100 anniversary.

      The scheduled premium will serve only as an indication of your intent as to the frequency and amount of future premium payments. You may change the amount or interval at any time by written request. You may also skip scheduled premium payments. Any change in amount may be subject to applicable tax laws and regulations.

      Scheduled premiums may be paid annually, semiannually, or quarterly. Payment at any other interval must be approved by us. Scheduled premium payments must be at least $25. We reserve the right to limit the amount of any increase in scheduled premiums.

CAN YOU MAKE UNSCHEDULED PREMIUM PAYMENTS?

      Yes. You can make additional premium payments of at least $25 at any time prior to the insured's age 100 anniversary. We reserve the right to limit the number and amount of these unscheduled premiums. This includes our right to refuse such premiums if there is indebtedness on this policy.

HOW ARE PREMIUM PAYMENTS ALLOCATED?

      Premium payments applied to the fixed account and the subaccounts will be allocated as specified in your application for this policy. You may choose any whole percentage for each account from 0% to 100%. By written request, you may change this allocation. The change will be effective for all premiums received after our receipt of the change. Premiums received before the policy date will be allocated initially to the fixed account. On the policy date, the policy value in the fixed account will be transferred to the subaccounts or remain in the fixed account in accordance with your premium allocation percentages. For any premium received on or after the policy date, the premium will be allocated in accordance with your premium allocation percentages.

CAN WE RESTRICT PREMIUM PAYMENTS?

      We reserve the right to refuse premiums and to return premiums with interest if such premiums would disqualify your policy from:

      1. treatment as a life insurance policy under Code Sections 72, 101, and 7702; or

      2.    favorable tax treatment under Code Sections 72 and 101.

IS THERE A GRACE PERIOD FOR PAYING PREMIUMS?

      Yes. If, on a monthly date, the cash surrender value is less than the monthly deduction for the policy month following such monthly date, a grace period of 61 days will begin.

      The grace period will give you time to pay a premium sufficient to continue your coverage. We will mail, to your last known address, a notice as to the premium needed so that the next three monthly deductions can be taken. If such premium is not paid within the grace period, all coverage under this policy will terminate without value at the end of the 61-day grace period.

      If a claim by death during the grace period becomes payable under the policy, any overdue monthly deductions will be deducted from the proceeds.

      If the no-lapse guarantee is in effect as described in the provision below, the policy will not enter the grace period.

30061                              Page 10

WHAT IS THE NO-LAPSE GUARANTEE?

      During the no-lapse guarantee period, as shown under Policy Data, this policy will not terminate even if the cash surrender value is insufficient to cover the monthly deduction on a monthly date if (a) -
      (b) - (c) equals or exceeds (d) where:

      (a)   is the total of all premiums paid;
      (b)   is any partial surrenders;
      (c)   is any indebtedness;
      (d) is the sum of the minimum monthly premiums required to keep the no-lapse guarantee in effect since the policy date.

      The initial minimum monthly premium is shown under Policy Data.

      If, during the no-lapse guarantee period the specified amount is increased or decreased, or, riders are added, changed, or terminated, a new minimum monthly premium will be established for the remainder of the no-lapse guarantee period.

      For any month in which the monthly deduction is being paid by a Waiver of Monthly Deduction Rider, if applicable and attached to this policy, the minimum monthly premium for that month will be zero.

      If on a monthly date, sufficient premiums have not been paid to maintain the no-lapse guarantee, the no-lapse guarantee period will be terminated.

      The no-lapse guarantee period may be reinstated within 2 years of its termination if the policy is in force. The amount needed to reinstate the no- lapse guarantee period is an amount equal to (a) + (b) + (c) -
      (d) where:

      (a) is the sum of minimum monthly premiums to the date of reinstatement assuming the no- lapse guarantee was always in effect since the policy date;
      (b) is any partial surrenders that have been taken to the date of reinstatement;
      (c)   is any indebtedness on the date of reinstatement;
      (d)   is the total of all premiums paid to the date of reinstatement.

CAN YOU EVER REINSTATE THIS POLICY?

      This policy may be reinstated within 5 years after the end of the grace period unless it was surrendered for cash. To do this, we will require all of the following:

      1.    your written request to reinstate the policy;

      2.    evidence of insurability of the insured satisfactory to us;

      3.    payment of the required reinstatement premium;

      4.    payment or reinstatement of any indebtedness.

      The required premium to reinstate the policy is an amount equal to (a) +
      (b) + (c) - (d) where:

      (a)   is the surrender charge which will be reinstated;
      (b) is an amount equal to the monthly deductions not taken during the grace period;
      (c) is an amount equal to the next 3 monthly deductions that will be taken after reinstatement;
      (d)   is the policy value which will be reinstated.

      The effective date of a reinstated policy will be the monthly date on or next following the date on which we approve the application for reinstatement.

      The suicide and incontestability periods will apply from the effective date of reinstatement. We will have two years from the effective date of reinstatement to contest the truth of statements or representations in the reinstatement application.

30061                             Page 11

                                DEATH BENEFITS

WHAT ARE THE PROCEEDS PAYABLE UPON DEATH OF THE INSURED BY THIS POLICY PRIOR TO THE INSURED'S AGE 100 ANNIVERSARY?

      The proceeds payable upon death will be the death benefit in effect on the date of the insured's death, minus any indebtedness. The death benefit will be calculated based on the death benefit option in effect as of the date of the insured's death. One of two options will apply:
      Option 1 or 2. Both options are described below.

WHAT IS OPTION 1?

      The death benefit under this option will be the greater of:

      1.    the specified amount; or

      2. the percentage of policy value for the insured's attained age shown in the table below.

      Under this option, the policy value of this policy is part of the specified amount. The initial specified amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section. A partial surrender will reduce the specified amount.

WHAT IS OPTION 2?

      The death benefit under this option will be the greater of:

      1.    the policy value of this policy, plus the specified amount; or

      2. the percentage of policy value for the insured's attained age shown in the table below.

      Under this option, the policy value is not a part of the specified amount. The initial specified amount is shown under Policy Data. Such amount may be changed as explained in the Policy Change section.

             Insureds      Applicable      Insured's        Applicable
           Attained Age    Percentage     Attained Age      Percentage
           ------------    ----------     ------------      ----------

            40 or less        250              61              128
                41            243              62              126
                42            236              63              124
                43            229              64              122
                44            222              65              120
                45            215              66              119
                46            209              67              118
                47            203              68              117
                48            197              69              116
                49            191              70              115
                50            185              71              113
                51            178              72              111
                52            171              73              109
                53            164              74              107
                54            157            75-95             105
                55            150              96              104
                56            146              97              103
                57            142              98              102
                58            138              99              101
                59            134             100              100
                60            130

The percentage is designed to ensure that the policy meets the provisions of Federal tax law which require a minimum death benefit in relation to policy value for the policy to qualify as life insurance.

WHICH DEATH BENEFIT OPTION WILL APPLY?

      You chose the death benefit option you wanted when you applied for this policy. The initial death benefit option is shown under Policy Data. While this policy is in force, you may change the option as explained in Policy Change section.

WHAT ARE THE PROCEEDS PAYABLE UPON DEATH OF THE INSURED ON OR AFTER THE INSURED'S AGE 100 ANNIVERSARY?

      The proceeds payable upon death of the insured will be the cash surrender value.

30061                             Page 12

                                 POLICY CHANGE

CAN YOU REQUEST TO CHANGE THE BENEFITS OF THIS POLICY?

      Yes. While this policy is in force, you may request to decrease or increase the specified amount. You may also change the death benefit option from 1 to 2 or from 2 to 1. All such changes may be made only prior to the insured's age 100 anniversary and will be subject to the rules below.

WHAT ARE THE RULES FOR CHANGING THE SPECIFIED AMOUNT?

      DECREASES OF THE SPECIFIED AMOUNT

      You may decrease the specified amount once per policy year by written request. A decrease may only be made after the first policy year and is subject to the following rules.

      1. Any decrease will be effective on the monthly date on or next following our receipt of your written request. Any such decrease will be applied in the following order:

            (a) against the specified amount provided by the most recent increase; then
            (b)   against the next most recent increases successively; then
            (c)   against the initial specified amount shown under Policy
                  Data.

      2. The specified amount that remains in force after a requested decrease may not be less than the minimum specified amount allowed shown under Policy Data.

      3. We reserve the right to decline to make any specified amount decrease that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

INCREASES OF THE SPECIFIED AMOUNT

      You may increase the specified amount at any time by written request. The following rules apply to any increase in specified amount other than that resulting solely from a change in death benefit option.

      1. You must apply for an increase by written request on a form satisfactory to us, and not later than the insured's age 85 anniversary.

      2. You must furnish satisfactory evidence of insurability of the insured.

      3. Any increase will be subject to our issue rules and limits at the time of increase.

      4.    The minimum increase in the specified amount is $10,000.

      5. Any increase will be effective on the monthly date on or next following the date your application is approved.

      6. A new schedule of surrender charges will apply to the amount of any increase in the specified amount.

HOW DO YOU CHANGE THE DEATH BENEFIT OPTION?

      You may change the death benefit option once per policy year by written request. The change in option will be effective on the monthly date on or next following the date we approve your request.

      If the death benefit is Option 2, it may be changed to Option 1. The new specified amount will be the Option 2 death benefit as of the effective date of change.

      If the death benefit is Option 1, it may be changed to Option 2. The new specified amount will be the Option 1 death benefit, minus the policy value as of the effective date of change.

      The death benefit after a change may not be less; than the minimum specified amount allowed shown under Policy Data.

      We reserve the right to decline to make any death benefit option change that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

30061                               Page 13

                                 POLICY VALUES

WHAT IS THE POLICY'S VALUE?

      On a given date, the policy value is equal to the fixed account value plus the variable account value.

WHAT IS THE FIXED ACCOUNT VALUE?

      On the policy date, the fixed account value equals:
      1) the portion of the initial net premium allocated to the fixed account, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the fixed account for the first policy month.

      On any subsequent date, the fixed account value will be calculated as:

        a + b + c - d - e - f

      where:

      (a) is the fixed account value on the preceding monthly date plus interest thereon from the preceding monthly date to the date of calculation;

      (b) is the portion of net premiums allocated to the fixed account and received since the preceding monthly date, plus interest on such portions from the date such net premiums were received to the date of calculation;

      (c) is the amount of any transfers from the sub-accounts, including loan transfers, to the fixed account since the preceding monthly date, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation;

      (d) is the amount of any transfers from the fixed account, including loan repayment transfers, to the subaccounts since the preceding monthly date, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation;

      (e) is the amount of any partial surrenders and partial surrender fees allocated to the fixed account since the preceding monthly date, plus interest on such surrendered amounts from the effective date of such partial surrenders to the date of calculation; and

      (f) if the date of calculation is a monthly date, the portion of the monthly deduction allocated to the fixed account for the policy month following the monthly date.

WHAT IS THE VARIABLE ACCOUNT VALUE?

      The variable account value is the sum of the values of the subaccounts under this policy as shown under Policy Data.

      On the policy date, the value of each subaccount equals: 1) the portion of the initial net premium allocated to the subaccount, plus any interest credited on such portion before the policy date; minus 2) the portion of the monthly deduction allocated to the subaccount for the first policy month.

      On any subsequent date, the value of each subaccount will be calculated as:

        a + b + c - d - e - f

      where:

      (a) is the value of the subaccount on the preceding valuation date, multiplied by the net investment factor for the current valuation period;

      (b) is the net premiums received and allocated to the subaccount during the current valuation period;

      (c) is the amount of any transfers from other subaccounts or the fixed account, including loan repayment transfers, to the subaccount during the current valuation period;

      (d) is the amount of any transfers to other subaccounts or the fixed account, including loan transfers, from the subaccount during the current valuation period;

      (e) is the amount of partial surrender and partial surrender fee allocated to the subaccount during the current valuation period;

      (f) is the portion of any monthly deduction during the current valuation period allocated to the subaccount for the policy month following the monthly date.

30061                             Page 14

WHAT IS THE MONTHLY DEDUCTION?

      A deduction will be made each monthly date prior to the insured's age 100 anniversary for the cost of insurance, policy fee, and the cost of any riders, for the policy month following such monthly date. The monthly deduction for a policy month will be calculated as:

      (a) + (b) + (c) where:

      (a)   is the cost of insurance for the policy month;

      (b) is the policy fee shown under Policy Data. We reserve the right to change the policy fee, but it will never exceed the guaranteed policy fee shown under Policy Data; and

      (c)   is the cost of any policy riders for the policy month.

      The monthly deduction will be taken from the fixed account and the subaccounts with value according to the monthly deduction allocation percentages specified in your application for this policy. You may choose any whole percentage for each account from 0% to 100%. By written request, you may change the percentages. Any change will be effective for monthly deductions taken thereafter.

      The monthly deduction will be taken from the fixed account and the subaccounts with value on a prorata basis if: 1) the value in the fixed account or in any subaccount is insufficient to pay the portion of the monthly deduction so allocated; or 2) you do not specify the account or subaccounts from which the monthly deduction is to be taken.

HOW IS THE COST OF INSURANCE CALCULATED?

      The cost of insurance for a policy month is calculated as:

          a x (b - c) + d
          -----------
              1000

      where:

      (a)   is the cost of insurance rate described below;

      (b) is the death benefit on the monthly date divided by the guaranteed interest rate factor shown under Policy Data;

      (c) is the policy value at the beginning of the policy month. At this point, the policy value has been reduced by the monthly deduction except for the part of the monthly deduction that pays for the cost of insurance; and

      (d) is the amount of any flat extra insurance charges as shown under Policy Data.

      If the policy value is included in the specified amount and there have been changes in the specified amount, the policy value is considered a prorata part of each specified amount.

WHAT IS THE COST OF INSURANCE RATE?

      The cost of insurance rate is the rate applied to the insurance under this policy to determine the monthly deduction. It is based on the sex, attained age, and risk classification of the insured. "Attained Age" means age on the prior policy anniversary.

      We may change monthly cost of insurance rates from time to time. Any change in the cost of insurance rate will apply to all individuals of the same risk class as the insured. Any change will be in accordance with procedures and standards on file with the state insurance department. Cost of insurance rates will be determined by us based on our expectations as to future mortality experience.

      The guaranteed maximum monthly cost of insurance rates shown in this policy on pages 4 and 5, for ages 20 and over, are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker, Male or Female Mortality Tables, Age Last Birthday.

      The rates for ages under 20 do not distinguish between smokers and nonsmokers and are based on the 1980 Standard Ordinary Mortality Table, Male or Female, Age Last Birthday. Shortly before the Insured's becomes age 20, we will send you a notice that we may begin charging smoker rates upon the insured's age 20 policy anniversary. If you do not apply for nonsmoker rates, or the insured does not qualify for nonsmoker rates, the insured will be reclassified as a smoker, and smoker guaranteed maximum monthly cost of insurance rates will apply to the policy.

30061                               Page 15

WHAT INTEREST RATE IS USED TO DETERMINE THE FIXED ACCOUNT VALUE?

      The guaranteed interest rate applied in the calculation of the fixed account value is shown under Policy Data. Interest in excess of the guaranteed interest rate shown under Policy Data may be applied in the calculation of the fixed account value at such increased rates and in such manner as we may determine.

      Interest in excess of the guaranteed interest rate as shown under Policy Data however, will not be applied to the portion of the policy value that equals any indebtedness due us.

FOR HOW LONG WILL THE POLICY VALUE CONTINUE YOUR INSURANCE?

      If sufficient scheduled premium payments are not continued, insurance coverage under this policy and any benefits provided by riders will be continued until the cash surrender value is insufficient to cover the monthly deduction, as provided in the Grace Period provision. This provision will not continue any rider beyond the date for its termination as provided in the rider.

WHAT IS THE BASIS USED FOR POLICY VALUES?

      Values and reserves are equal to or greater than those required by law. Where required, a detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state where this policy was delivered.

WILL YOU RECEIVE INFORMATION ABOUT THE VALUES OF THIS POLICY?

      Yes. At least once a year, we will send to your last known address, a report that shows:

      1.    the current policy value;

      2.    premiums paid since the last report;

      3.    all charges since the last report;

      4.    indebtedness on this policy;

      5.    the current cash surrender value;

      6.    the current death benefit; and

      7.    partial surrenders since the last report.

      At any time, upon written request by you, we will provide a projection of future death benefits and policy values. The projection will be based on (1) assumptions as to specified amount(s), type of coverage option and future premium payments as are necessary and specified by us and/or you.

30061                              Page 16

                                 POLICY LOANS

CAN YOU BORROW MONEY ON THIS POLICY? HOW?

      By written request, you may obtain a loan from us whenever this policy has a loan value. The loan value of this policy is the only security required for your loan. A loan must be for at least $500. We will pay interest on the loaned amount at an annual rate as stated under Policy Data. Loans may affect the no-lapse guarantee as described in the Premiums section of this policy.

      If you do not specify the accounts from which the loan is to be made, the loan will be made from the fixed account and the subaccounts with value on a pro-rata basis.

      The amount of any loan and any loan interest from the subaccounts will be transferred from the sub-accounts to the fixed account.

CAN WE DELAY OR SUSPEND PAYMENT OF A LOAN?

      We will normally pay the portion of any loan from the subaccounts within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any loan from the subaccounts for any period:

      1.    when the New York Stock Exchange is closed; or

      2.    when trading on the New York Stock Exchange is restricted; or

      3.    when an emergency exists, and as a result:

            (a) disposal of securities held in the subaccounts is not reasonably practicable; or
            (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or

      4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

      Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

      For any loans from the fixed account, we have the right to postpone the loan for up to 6 months unless the loan is used to pay premiums on any policies you have with us.

WHAT IS THE INTEREST RATE FOR A POLICY LOAN?

      The current loan interest rate for policy loans is shown under Policy Data. We reserve the right to increase the current loan interest rate charge, but it will never exceed the guaranteed loan interest rate shown under Policy Data.

      Interest is charged daily and payable at the end of the policy year. If interest is not paid when it is due, it will be added to your indebtedness and charged the same interest rate as your loan. The additional interest will be taken from the fixed account and the subaccounts with value on a pro-rata basis.

WHAT IS THE MAXIMUM LOAN VALUE OF THIS POLICY?

      You can borrow an amount up to 90% of the policy value minus surrender charges. We calculate the policy value as of the date of the loan. Interest to pay for the loan until the next policy anniversary will be included in determining the maximum loan value.

WHEN CAN YOU REPAY YOUR LOAN?

      Your loan can be repaid in full or in part at any time before the insured's death and while this policy is in force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

      Repayments should be clearly marked as "loan repayments"; otherwise, they will be credited to this policy as premiums. Loan repayments must be in amounts of at least $25. Remaining loan amounts of less than $25 can be paid in full. Loan repayments will be allocated to the fixed account and the subaccounts according to the premium allocation percentages in effect unless you tell us otherwise.

WHAT IF YOUR LOAN IS NOT REPAID?

      Failure to repay a loan or to pay loan interest will not terminate this policy unless the cash surrender value is insufficient to cover the monthly deduction, as provided in the Grace Period provision. This would happen if indebtedness exceeded the policy value, minus surrender charges.

30061                              Page 17

                               POLICY SURRENDER

CAN YOU SURRENDER THIS POLICY?

      Yes. You may surrender this policy for its cash surrender value at any time. Your request must be in writing. Upon surrender for the cash surrender value, this policy will terminate.

      The cash surrender value of this policy is:

      1.    the policy value at the time of surrender; minus

      2.    any indebtedness on this policy; minus

      3.    any applicable surrender charges as shown under Policy Data.

      Surrender charges are shown under Policy Data.

IS a PARTIAL SURRENDER POSSIBLE?

      Yes. By written request or other requests acceptable to us, you may partially surrender this policy for an amount less than the cash surrender value. Partial surrenders are subject to the rules below and payment of the Partial Surrender Fee shown under Policy Data. We reserve the right to limit the frequency of partial surrenders you may request. Partial surrenders may affect the no-lapse guarantee as described in the Premiums section of this policy.

      If death benefit Option 1 is in effect, both the specified amount and the policy value will be reduced by the amount of surrender and partial surrender fee. If death benefit Option 2 is in effect, the policy value will be reduced by the amount of surrender and the partial surrender fee.

WHAT ARC THE RULES FOR A PARTIAL SURRENDER?

      The following rules will apply to any partial surrender:

      1.    partial surrenders may not be made in the first policy year;

      2.    the minimum amount that may be surrendered is $500;

      3. the partial surrender amount cannot exceed 90% of the full cash surrender value;

      4. the death benefit that remains in force may not be less than the minimum specified amount allowed shown under Policy Data;

      5. the partial surrender fee is as stated under Policy Data. The surrender amount and partial surrender fee will be deducted from the policy value at the time of each partial surrender; and

      6. we reserve the right to decline a request for a partial surrender that we determine would cause this policy to fail to qualify as life insurance under applicable tax laws.

      If you do not specify the accounts from which the surrender is to be made, the surrender will be made from the fixed account and the subaccounts with value on a pro-rata basis.

CAN WE DELAY OR SUSPEND PAYMENT OF A SURRENDER?

      We will normally pay the portion of any surrendered amount from the subaccounts within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any surrender payment from the subaccounts for any period:

      1.    when the New York Stock Exchange is closed; or

      2.    when trading on the New York Stock Exchange is restricted, or

      3.    when an emergency exists, and as a result:

            (a) disposal of securities held in the subaccounts is not reasonably practicable; or

            (b) it is not reasonably practicable to fairly determine the value of the assets of the subaccounts; or

      4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

      Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

      For any surrender request from the fixed account, we have the right to postpone the payment for up to 6 months. If we postpone payment more than 30 days, we will also pay you interest. The interest will be paid at the rate of 3% per year based on the amount surrendered for the period of postponement.

30061                               Page 18

                                  SUBACCOUNTS

WHAT ARE THE SUBACCOUNTS?

      The subaccounts are separate investment accounts of ours. They are named under Policy Data. We have allocated a part of our assets for this and certain other policies to the subaccounts. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

WHAT ARE THE INVESTMENTS OF THE SUBACCOUNTS?

      Net premiums and transfers will be allocated as you specify. Each subaccount will buy the investment shown for that subaccount under Policy Data or as later added or changed.

HOW DO WE VALUE THE SUBACCOUNTS?

      The subaccount value is determined by multiplying the number of accumulation units credited to the subaccount by the appropriate accumulation unit values.

WHAT ARE SUBACCOUNT ACCUMULATION UNITS?

      The number of accumulation units for each of the subaccounts is found by dividing: (1) the amount allocated to the subaccount; by (2) the subaccount's accumulation unit value for the valuation period in which we received the premium payment, transfer request, or partial surrender request.

WHAT IS THE SUBACCOUNT ACCUMULATION UNIT VALUE?

      The value of an accumulation unit for each of the subaccounts was arbitrarily set at $1 when the first investments were bought.

      The value for any later valuation period is found as follows: The accumulation unit value for a subaccount for the last prior valuation period is multiplied by such subaccount's net investment factor for the following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

WHAT IS THE NET INVESTMENT FACTOR? HOW IS IT DETERMINED?

      The net investment factor is an index applied to measure the investment performance of a subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

      To find the net investment factor of any such sub-account for any valuation period, we divide (1) by (2), and subtract (3) from the result, where:

      (1)   is the net result of:

            a. the net asset value per share of the portfolios or funds held in the subaccount determined at the end of the current valuation period; plus

            b. the per-share amount of any dividend or capital gain distributions made by the investment held in the subaccount, if the "ex-dividend" date occurs during the current valuation period; plus or minus

            c. a per-share charge or credit for any taxes reserved for the current valuation period that we determine to have resulted from the investment operations of the subaccount;

      (2)   is the net result of:

            a. the net asset value per share of the portfolios or funds held in the subaccount, determined at the end of the last prior valuation period; plus or minus

            b. the per-share charge or credit for any taxes reserved for the last prior valuation period; and

      (3)   is a factor representing the mortality and expense risk charge.

30061                               Page 19

WHAT DEDUCTIONS ARE MADE FROM THE SUBACCOUNTS?

      The mortality and expense risk charge compensates us for assuming the mortality and expense risks under this policy. It is equal on an annual basis to the percentage, as stated under Policy Data, of the daily value of the subaccounts. The deduction will be (1) made from each subaccount with value; and (2) computed on a daily basis.

CAN THE INVESTMENTS OF THE SUBACCOUNTS BE CHANGED?

      This would happen if laws or regulations changed, the investment became unavailable, or, in the judgement of RiverSource Life Insurance Company, the investments were no longer suitable for the subaccounts. If any of these situations occurred, we would have the right to substitute investments other than those shown under Policy Data. We would first seek the approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this policy is delivered.

CAN TRANSFERS BE MADE AMONG YOUR SUBACCOUNTS AND FIXED ACCOUNT?

      By written request or other requests acceptable to us, you may transfer all or part of the value of a subaccount to one or more of the other subaccounts or to the fixed account. The amount transferred, however, must be at least: 1) $250; or 2) the total value in the subaccount, if less. We reserve the right to limit such transfers to 5 per policy year. We may suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.

      You may also transfer from the fixed account to the subaccounts once a year, but only on the policy anniversary or within 30 days after such policy anniversary. If you make this transfer, you cannot transfer from the subaccounts back into the fixed account until the next policy anniversary. If we receive your written request within 30 days before the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the anniversary date. If we receive your written request within 30 days after the policy anniversary date, the transfer from the fixed account to the subaccounts will be effective on the date we receive the request. The minimum transfer amount is $250 or the fixed account value minus indebtedness, if less. The maximum transfer amount is the fixed account value, minus indebtedness. We may suspend or modify this transfer privilege at any time.

30061                               Page 20

                          PAYMENT OF POLICY PROCEEDS

HOW ARE THE PROCEEDS PAID?

      We will pay the proceeds in a single sum unless a payment option has been selected. The date on which the proceeds are paid in a lump sum or first placed under a payment option is the settlement date. All proceeds are payable at our home office. We will pay interest at a rate not less than 4% per year on single sum death proceeds from the date of the insured's death to the settlement date.

WHAT ARE THE PAYMENT OPTIONS OTHER THAN A SINGLE SUM?

      During the insured's lifetime, you may request in writing that we pay the proceeds under one or more of the payment options shown below, or that we change a prior election. You may elect other payment options not shown if we agree. Unless we agree otherwise, however, a payment option may be selected only if the payments are to be made to a natural person in that person's own right. Also, the amount of proceeds placed under a payment option must be at least $5,000.

OPTION A - INTEREST PAYMENTS

      We will pay interest on proceeds placed under this option at the rate of 3% per year compounded annually. We will make regular interest payments at intervals and for a period that is agreeable to both you and us. At the end of any payment interval, a withdrawal of proceeds may be made in the amount of at least $100. At any time, all of the proceeds that remain may be withdrawn or placed under a different payment option approved by us.

OPTION B - PAYMENTS FOR A SPECIFIED PERIOD

      We will make monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 placed under this option is shown in the table below. Monthly payment amounts for years not shown will be furnished upon request.

                                OPTION B TABLE
                         NUMBER              MONTHLY
                        OF YEARS          PAYMENT/$1000
                        --------          -------------

                           10                  9.61
                           15                  6.87
                           20                  5.51
                           25                  4.71
                           30                  4.18

OPTION C - LIFETIME INCOME

      We will make monthly payments for the life of the person (the payee) who is to receive the income. Payment will be guaranteed for either 10, 15, or 20 years. The amount of each monthly payment for each $1,000 placed under this option will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the table below for the sex and Adjusted Age of the payee on the due date of the first payment. (See Adjusted Age Table.)

      Monthly income amounts for any adjusted age not shown in the following table will be furnished upon request.

30061                               Page 21

                  OPTION C TABLE                   M = MALE    F = FEMALE

-----------------------------------------------------------------------------------------------------------------------------------
                ADJUSTED AGE                                            LIFE INCOME PER $1,000 WITH
                   PAYEE                                                  PAYMENTS GUARANTEED FOR
                   -----                                                  -----------------------

                                                         10 YEARS                 15 YEARS                   20 YEARS
                                                         --------                 --------                   --------
                                                    M               F           M          F             M                F
-----------------------------------------------------------------------------------------------------------------------------------
                     50                            4.22           3.89         4.17      3.86          4.08              3.82
                     55                            4.62           4.22         4.53      4.18          4.39              4.11
                     60                            5.14           4.66         4.96      4.57          4.71              4.44
                     65                            5.81           5.22         5.46      5.05          5.02              4.79
                     70                            6.61           5.96         5.96      5.60          5.27              5.12
                     75                            7.49           6.89         6.38      6.14          5.42              5.35

ADJUSTED AGE TABLE

      The adjusted age is the age on the payee's nearest birthday, minus an "adjustment" based on the year of birth of the payee as follows:


       CALENDAR                             CALENDAR
        YEAR OF                             YEAR OF
     PAYEE'S BIRTH      ADJUSTMENT       PAYEE'S BIRTH        ADJUSTMENT
     -------------      ----------       -------------        ----------

     Prior to 1920          0              1945-1949               6
     1920 - 1924            1              1950-1959               7
     1925 - 1929            2              1960-1969               8
     1930 - 1934            3              1970-1979               9
     1935 - 1939            4              1980-1989              10
     1940 - 1944            5              After 1989             11

WILL A SUPPLEMENTAL CONTRACT BE PREPARED IF PROCEEDS ARE PLACED UNDER A PAYMENT OPTION?

      If a payment option is requested, we will prepare an agreement stating the terms under which payments will be made. The agreement will include statements about withdrawal value, if any, and to whom remaining proceeds will be paid if the payee dies.

CAN A BENEFICIARY REQUEST A PAYMENT OPTION?

      After the insured's death but before any proceeds are paid, the beneficiary may select a payment option by written request to us. You may provide, however, that the beneficiary will not be permitted to change the payment option you have selected.

ARE EXCESS INTEREST EARNINGS PAYABLE BY US?

      On each anniversary of the settlement date, we will determine excess interest, if any, on payment option deposits. Any such excess interest will be paid under Option A or B.

30061                            Page 22

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

- POLICY CONTINUES UNTIL DEATH OR SURRENDER.
- FLEXIBLE PREMIUMS PAYABLE AS DESCRIBED HEREIN.
- NO-LAPSE GUARANTEE AS DESCRIBED HEREIN.
- THIS POLICY IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

RIVERSOURCE LIFE INSURANCE COMPANY
(70100 Ameriprise Financial Center)
(Minneapolis, Minnesota 55474)